Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Karyopharm Therapeutics Inc. for the registration of 41,329,471 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of Karyopharm Therapeutics Inc., and the effectiveness of internal control over financial reporting of Karyopharm Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 23, 2022